Exhibit 99.1

GWG Holdings Announces Receipt of Notice from Nasdaq Regarding Potential Delisting

DALLAS, JULY 7, 2021 (GLOBE NEWSWIRE) -- GWG Holdings, Inc. (Nasdaq: GWGH) today announced that it received a Staff Determination letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC indicating that the Company had not established compliance with Rule 5620(a), which requires that GWG hold an annual meeting of shareholders within 12 months of the company’s fiscal year end, and Rule 5250(c)(1), because GWG has not yet filed its Form 10-K for the year ended December 31, 2020 and Form 10-Q for the period ended March 31, 2021.

As a result, the Company’s common stock is subject to delisting from The Nasdaq Capital Market. The Company has requested a hearing before a Nasdaq Hearings Panel to review the Staff Determination, which request will stay the delisting of the Company’s common stock for a period of 15 days from the date of the hearing request, although GWG has requested the Panel to grant a stay of the suspension from trading pending the hearing.

After receiving the initial notification of deficiency related to GWG’s annual meeting on January 5, 2021, the Company filed a plan of compliance with Nasdaq noting that because the meeting had not been held in 2020, under SEC rules, GWG would not be able to hold its annual meeting until after it filed its 2020 10-K, which it expected to file on March 31, 2021.

As part of the preparation of its 2020 10-K, the Company voluntarily submitted two questions to the Securities and Exchange Commission’s (SEC) Office of the Chief Accountant (OCA) on February 15, 2021. OCA is responsible for accounting and auditing matters arising in the SEC’s administration of the federal securities laws, particularly with respect to accounting policy determinations. In this role, OCA consults with registrants on the application of accounting standards and financial disclosure requirements. Its website indicates that registrants can expect consultations to take approximately three weeks, although that time may vary depending on various factors. The questions submitted by the Company to OCA were (1) whether the December 31, 2019 transaction resulted in GWG obtaining control of The Beneficent Company Group, L.P. (Ben) in a transaction that constituted a change-in-control of Ben by entities not under common control, and (2) whether Ben was required to consolidate any of the ExAlt Plan trusts.

The Company had reached a conclusion on both of these matters in consultation with its accounting advisers, which conclusions have been reflected in its filings since the Form 10-K for the year ended December 31, 2019, and audited by its previous auditor, which issued an unmodified audit opinion on those statements. GWG’s current auditor also believes the Company has a reasonable basis for its accounting treatment on the items submitted for consultation. Although the Company has already reached a conclusion regarding the appropriate accounting for the matters submitted to OCA, because of OCA’s role within the SEC and the judgment involved in each question, the Company desired to obtain OCA’s conclusions on these matters.

The Company and OCA have discussed the matters submitted for consultation, and the Company has submitted supplemental materials in response to various OCA requests. The Company has no outstanding requests from OCA and intends to file its 2020 10-K and Form 10-Q for the period ended March 31, 2021, after receiving a conclusion from OCA. Once the 2020 10-K is filed, the Company will file its required proxy statement and complete its combined 2020/2021 annual meeting, which has currently been adjourned to July 27, 2021. The Company has not received guidance on when the OCA consultation will be complete.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is an innovative financial services firm based in Dallas that is a leader in providing unique liquidity solutions and services for the owners of illiquid investments. Through its subsidiaries, The Beneficient Company Group, L.P. and GWG Life, LLC, GWGH owns and manages a diverse portfolio of alternative assets that, as of September 30, 2020, included $1.9 billion in life insurance policy benefits, and exposure to a diversified and growing loan portfolio secured by 122 professionally managed alternative investment funds.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

For more information about Beneficient, email askben@beneficient.com or visit www.trustben.com.

The information on GWG Holdings’ and Beneficient’s websites is not a part of, or incorporated by reference in, this press release.

Media Contact:

Dan Callahan
Director of Communication
GWG Holdings, Inc.
(612) 787-5744
dcallahan@gwgh.com